EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” and to the use of our report dated May 26, 2006 of Endomed, Inc. included in the Registration Statement (Form S-1 No. 333-133532) and related Prospectus of LeMaitre Vascular, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 10, 2006